                                                                    EXHIBIT 99.1


(ARLINGTON HOSPITALITY, INC. LOGO)
     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road o Suite 400 o Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com

For Immediate Release
CONTACT:                                     MEDIA CONTACT:
James B. Dale, Chief Financial Officer       Jerry Daly or Carol McCune
847-228-5401 x 361                           703-435-6293
jimdale@arlingtonhospitality.com             jerry@dalygray.com


      ARLINGTON HOSPITALITY, INC. ANNOUNCES FOURTH QUARTER AND 2003 RESULTS

        SELLS TWO HOTELS; LINE OF CREDIT TO BE RENEWED THROUGH APRIL 2005

         ARLINGTON HEIGHTS, Ill., April 1, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced results for the fourth quarter and year ended December 31, 2003.

         The company also announced that it has sold two hotels in March and entered into a commitment to renew its operating line of credit through April 2005.

10-K FILING AND RESULTS CONFERENCE CALL

         The company filed its form 10-K with the Securities and Exchange Commission yesterday. The document is accessible through the SEC's electronic filings database at www.sec.gov, and will be on the company's Web site, www.arlingtonhospitality.com.

         At 4 p.m. ET on April 1, 2004, the company's senior management team will conduct a conference call to review fourth quarter and full-year 2003 financial results, followed by a question-and-answer period. Stockholders and other interested parties may participate in the conference call by calling (800) 219-6110, reference number 575396.

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Arlington Hospitality
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FOURTH QUARTER AND 2003 RESULTS

         Revenues declined 15.6 percent in the 2003 fourth quarter to $15.1 million, compared to $17.9 million in the same period a year earlier, primarily reflecting lower revenues from the sale of hotels and fewer hotels owned and operated by the company.

         Net loss for the 2003 fourth quarter was $(1.9) million, compared to a net loss of $(1.9) million in the previous year. These results include non-cash hotel impairment charges of $262,000 pre-tax ($157,000 after tax) and $542,000 pre-tax ($320,000 after tax) in the fourth quarter of 2003 and 2002, respectively. The fourth quarter 2003 and 2002 results also include net losses from discontinued operations of $168,000 and $472,000, respectively, including additional impairment charges of $16,000 pre-tax ($10,000 after tax) and $450,000 pre-tax ($270,000 after tax), respectively, related to the non-AmeriHost hotels classified as discontinued operations.

         For full-year 2003, revenues rose 6.4 percent to $72.6 million from $68.2 million the prior year, due primarily to the revenue from the sale of more AmeriHost Inn hotels in 2003. The hotel sales also resulted in a decline in hotel operating revenues from consolidated AmeriHost Inn hotels during 2003.

         Net loss for 2003 was $(5.6) million, compared to a net loss of $(1.7) million for 2002. These results include non-cash hotel impairment provisions of approximately $5.1 million pre-tax ($3.0 million after tax) and $542,000 pre-tax ($320,000 after tax) in 2003 and 2002, respectively. In addition, the company reported a loss from discontinued operations of approximately $1.5 million and $1.1 million, both net of tax, including approximately $909,000,

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Arlington Hospitality
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pre-tax ($571,000 after tax) and $450,000 pre-tax ($270,000 after tax) of additional impairment, in 2003 and 2002, respectively, related to the non-AmeriHost hotels classified as discontinued operations.

         The above-mentioned non-cash hotel impairment charges have been recorded primarily in connection with the company's previously announced plan for hotel disposition and increased focus on hotel development. Discontinued operations relates to the operations of the non-AmeriHost Inn hotels sold, or expected to be sold within the next 12 months, which have been reclassified from continuing operations.

         Net income (loss), and its components, is summarized below for the years ended December 31, 2003, 2002 and 2001:

                                                                   (In thousands)

                                                         2003            2002            2001
                                                      ----------      ----------      ----------

     Net income (loss) from continuing
        operations, before impairment                 $   (1,123)     $     (336)     $      971

     Impairment provision, net of tax                     (3,040)           (320)             --
                                                      ----------      ----------      ----------
     Net income (loss) from continuing
        operations                                        (4,163)           (656)            971

     Discontinued operations, net of tax                  (1,456)         (1,054)           (215)
                                                      ----------      ----------      ----------
     Net income (loss)                                $   (5,619)     $   (1,710)     $      755
                                                      ==========      ==========      ==========

     Net income (loss) per share - Diluted:
        From continuing operations                    $    (0.83)     $    (0.13)     $     0.17
        From discontinued operations                       (0.29)          (0.21)     $     (.04)
                                                      ----------      ----------      ----------
                                                      $    (1.12)     $    (0.34)     $     0.13
                                                      ==========      ==========      ==========

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Arlington Hospitality
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         "2003 was a year of significant transition for Arlington, as we began implementing a new strategy that focuses on hotel development and sales rather than our previous ownership/ operations business model," said Jerry H. Herman, president and chief executive officer. "We initiated a hotel disposition program to sell off nearly half of our hotel assets and redeploy the proceeds into an expanded development program that envisions building or acquiring/converting 10 to 15 AmeriHost Inns annually by the end of 2005. We also significantly strengthened our hotel development team to match our business goals, and recently completed the implementation of new marketing efforts to enhance hotel revenues. In addition, we significantly reduced our mortgage debt, and continued our efforts to expand the AmeriHost Inn brand owned by Cendant Corporation (NYSE: CD)."

SELLS TWO HOTELS IN MARCH

         In March 2004, the company sold two hotels: the 84-room AmeriHost Inn in Redding, Calif., and the 60-room AmeriHost Inn in Upper Sandusky, Ohio. Gross proceeds from the two sales were $7.1 million, and the company subsequently reduced its hotel mortgage debt by $3.9 million.

LINE OF CREDIT RENEWAL

         The company announced that it has entered into a commitment to renew its line of credit with LaSalle Bank NA through April 30, 2005. Under terms of the lender's commitment, Arlington's current $5.5 million line limit will be reduced through hotel sales-related paydowns and/or the passage of time to $3.5 million. In addition, the interest rate will be adjusted to 10 percent annually. The loan covenants will be similar to those in the existing facility.

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Arlington Hospitality
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         In anticipation of this new reduced limit, the company already has used some of the proceeds from the two March hotel sales to pay down the current line of credit to the $4.0 million level. As a result of these hotel sales, the limit on the renewed line of credit will begin at $4.0 million, stepping down to $3.5 million on February 28, 2005. The commitment is subject to the closing of the renewed loan by April 30, 2004. "As we begin to shift more to a development mode, we intend to seek longer-term financing to better align with the duration of the development and sales cycle times, as well as new construction or acquisition/conversion financing," Herman said. "We also are considering engaging an investment advisor in the near future to assist us in achieving this goal."

AMERIHOST INN ROOM REVENUES

         Fourth quarter 2003 same-room revenue per available room (RevPAR) for the company's AmeriHost Inn hotels increased 1.2 percent to $29.08, compared to the same period a year earlier. Same-room RevPAR for the AmeriHost Inn hotels for all of 2003 was down slightly, 0.3 percent, to $32.40. The comparable midscale without food and beverage segment, according to Smith Travel Research, was up 3.8 percent and up 0.5 percent, respectively, for the 2003 fourth quarter and full year.




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Arlington Hospitality
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ARLINGTON HOSPITALITY'S AMERIHOST INN 2003 RESULTS*

                                             Three Months      Twelve Months
                                                Ended              Ended
                                             December 31       December 31
                                             ------------      -------------

Occupancy - 2003                                     51.5%             56.7%
Occupancy - 2002                                     51.1%             56.7%
Increase (decrease)                                   0.8%              0.0%

Average Daily Rate - 2003                    $      56.49      $      57.15
Average Daily Rate - 2002                    $      56.15      $      57.25
Increase (decrease)                                   0.6%             (0.2%)

Revenue per Available Room - 2003            $      29.08      $      32.40
Revenue per Available Room - 2002            $      28.71      $      32.48
Increase (decrease)                                   1.2%             (0.3%)

*Same hotel property results for AmeriHost Inns opened at least 13 months during the period presented.

2003 HIGHLIGHTS

o DISPOSITION PROGRAM UPDATE--In July 2003, the company unveiled a plan to dispose of 25 to 30 hotels over a two-year period. From January 1, 2003 through July 2003, the company had sold five hotels and, for the full year, sold 11 hotels, a single-year Arlington record.

         In accordance with SFAS No. 144, "Accounting for Long-Lived Assets," the company's AmeriHost Inn hotel assets designated for sale within the next 12 months have been classified as "held for sale" on the accompanying balance sheet as of December 31, 2003. The operations of these hotels have not been treated as "discontinued operations" in the consolidated statement of operations due to the company's long-term royalty-sharing agreement with Cendant for all AmeriHost Inn hotels, which provides for a revenue stream to the company after the properties are sold and remain AmeriHost Inns. The operations of the non-AmeriHost Inn hotels to be sold


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Arlington Hospitality
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under the disposition program have been reclassified from the company's continuing operations and presented as "discontinued operations" on the consolidated statements of operations.

         "With the economy and hotel industry showing signs of recovery, we are seeing increased interest from potential buyers of our hotels," he noted. "We have engaged multiple brokers to assist in the marketing of our hotels. We currently have five hotels under sales agreements and are marketing an additional 20 properties. At this time, we believe we will achieve total net proceeds of between $11.9 million and $12.3 million as a result of the plan we refer to as Operation Sell (including hotels already sold), which falls within the lower end of our previously announced range of $11.5 million to $14.7 million."

         It should be noted that when the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated. Any forecasted amounts from closed or pending sales could differ from the final amounts included in the company's applicable quarterly and annual financial statements when issued. Furthermore, such forecasted amounts do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         Information on Arlington's hotels being brokered for sale can be obtained by calling Steve Miller, Senior Vice-President of Real Estate and Business Development, at 847-228-5400, extension 312, or e-mailing stevem@arlingtonhospitality.com.

o DEVELOPMENT PROGRAM UPDATE--The company revamped its development program, enhancing and expanding its development team with the hiring of three experienced industry


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Arlington Hospitality
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veterans. The company began construction on one hotel and opened four hotels during 2003.

         "Steve Miller and his team came on board in the second half of 2003 and have conducted a thorough review of development opportunities in certain regions of the country. Based on their research, we will first focus our future development in markets where we have a proven track record, California and the Midwest. We also have identified certain areas in the Southeastern U.S. where we might possibly expand the AmeriHost Inn brand. We expect to break ground on at least one property in the Midwest during the second quarter, using our 80- to 90-room design, which was created for larger markets."

         "Most of the development, which will be the updated design in larger markets, is expected to be in joint ventures or building for third parties, and our outreach efforts to these parties is scaling up," Herman pointed out.

o LEASE RESTRUCTURING UPDATE--The company also announced February 26, 2004 that it, on behalf of a wholly-owned subsidiary, was attempting to restructure the terms of 21 long-term leases on AmeriHost Inn hotels with its hotel landlord, PMC Commercial Trust (AMEX: PCC). Arlington announced on March 16, 2004 that the parties entered into a temporary letter agreement that expires on April 30, 2004 and provides that base rent will continue to accrue at the rate of approximately $445,000 per month, as set forth in the lease agreements. However, the base rent payments due and payable on March 1, 2004 and April 1, 2004 were reduced to approximately $360,000 per month. Additionally, the company's subsidiary was allowed to utilize $200,000 of its security deposit held with PMC to help fund these payments.


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Arlington Hospitality
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         When the temporary letter agreement expires on April 30, 2004, the company's deferred portion of the base rent (approximately $170,000) will be due, and the security deposit must be restored by $200,000 to its March 12, 2004 balance. The temporary agreement also provided for the gathering and sharing of certain information regarding a possible restructuring of the lease.

         "Resolving this issue is a top priority for us," said Herman. "We currently are in a fact-exchanging stage and expect to move into further negotiations. Of course, there can be no assurance of the outcome of such negotiations and our efforts for a mutually beneficial restructuring of the lease."

o STRENGTHENED THE BALANCE SHEET--During the year, the company used the proceeds from the sale of 10 hotels to reduce the company's long-term mortgage debt by $16.5 million. As of December 31, 2003, the company's total mortgage debt and line of credit balance was $69.7 million, or
         15.7 percent lower than the December 31, 2002 total balance of $82.6 million. The company expects to continue reducing its long-term mortgage debt through Operation Sell.

o ENHANCED CENDANT FEES--"During the year, the AmeriHost Inn brand broke through the 100-property barrier, a significant milestone," Herman noted. The brand ended the year with 103 hotels, including opening the first property in Canada. The number of AmeriHost Inns franchised by companies other than Arlington increased to 46 properties in 2003, up from 10 hotels at the end of 2000. As a result, Arlington's incentive and royalty sharing fees rose 38 percent to $278,000 in the 2003 fourth quarter and improved 65 percent to $972,000 for the year, compared to the same 2002 periods.


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Arlington Hospitality
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COMMON STOCK UPDATE

         In the 2003 fourth quarter, the company completed a 1-for-100 reverse stock split, which immediately was followed by a 100-for-1 forward split. The shares of approximately 800 stockholders who owned less than 100 shares each, or approximately 33,000 common shares in the aggregate, were redeemed by the company, resulting in an approximate 40 percent reduction in our number of shareholders. Shareholders owning 100 or more shares prior to the split were not affected by this transaction.

         From time to time, the company may utilize cash to purchase its own common stock. Currently, the board of directors has authorized the company to buy back, at any time and without notice, up to 1 million shares of its own common stock under certain conditions. In 2003, the company purchased 36,800 shares under this authorization in addition to the reverse-forward spilt purchases.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 103-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 62 properties in 16 states, including 55 AmeriHost Inn hotels, for a total of 4,511 rooms, with one additional AmeriHost Inn & Suites hotels under construction.

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Arlington Hospitality
Page 11


         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Risk Factors."

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                               Three Months Ended December 31,       Year Ended December 31,
                                                               -------------------------------    -----------------------------
                                                                    2003             2002             2003             2002
                                                                ------------     ------------     ------------     ------------
Revenue:
  Hotel Operations:
     AmeriHost Inn hotels                                       $  8,569,402     $  9,634,098     $ 39,823,522     $ 43,216,506
     Other hotels                                                    303,402          514,975        1,639,306        2,274,089
  Development and construction                                     1,718,783        1,439,268        4,196,878        7,180,222
  Hotel sales and commissions                                      3,756,685        5,116,763       22,831,102       10,017,080
  Management services                                                 92,865          194,161          445,862          957,801
  Employee leasing                                                   193,428          618,152        1,858,103        3,267,491
  Incentive and royalty sharing fees                                 277,625          201,947          972,219          588,938
  Office building rental and other                                   212,618          198,527          749,782          669,769
                                                                ------------     ------------     ------------     ------------
                                                                  15,124,808       17,917,890       72,516,774       68,171,896
                                                                ------------     ------------     ------------     ------------
Operating costs and expenses:
  Hotel operations:
     AmeriHost Inn hotels                                          7,200,073        7,895,175       30,624,701       31,570,220
     Other hotels                                                    324,073          538,615        1,855,957        2,144,693
  Development and construction                                     2,011,352        1,636,611        4,739,296        7,205,328
  Hotel sales and commissions                                      3,549,398        4,630,779       19,328,404        8,159,459
  Management services                                                 74,706          210,193          280,383          714,648
  Employee leasing                                                   186,418          615,588        1,798,714        3,208,708
  Office building rental and other                                    71,849          (60,161)         214,232           56,757
                                                                ------------     ------------     ------------     ------------
                                                                  13,417,869       15,466,800       58,841,687       53,059,813
                                                                ------------     ------------     ------------     ------------

                                                                   1,706,939        2,451,090       13,675,087       15,112,083

  Depreciation and amortization                                      834,564        1,116,813        3,602,049        4,338,641
  Leasehold rents - hotels                                         1,230,229        1,251,994        5,033,210        5,112,019
  Corporate general and administrative                               929,799          670,010        2,419,485        2,198,640
  Hotel impairment adjustments                                       261,773          542,019        5,069,781          542,019
                                                                ------------     ------------     ------------     ------------
Operating income (loss)                                           (1,549,426)      (1,129,746)      (2,449,438)       2,920,764
                                                                ------------     ------------     ------------     ------------

Other income (expense):
  Interest expense                                                  (820,611)      (1,001,245)      (4,087,120)      (4,762,527)
  Interest income                                                    117,092           79,987          467,538          489,747
  Other income (expense)                                              65,222          237,616          (62,928)         329,959
  Gain on sale of fixed assets                                            --               --          400,000          727,076
  Equity in net income and (losses) of affiliates                   (312,293)        (352,208)        (724,575)        (412,094)
                                                                ------------     ------------     ------------     ------------
Income (loss) before minority interests
  and income taxes                                                (2,500,016)      (2,165,596)      (6,456,523)        (707,094)
Minority interests in operations of
  consolidated subsidiaries and partnerships                         (33,371)         (30,104)        (162,304)        (121,088)
                                                                ------------     ------------     ------------     ------------
Income (loss) before income taxes                                 (2,533,387)      (2,195,700)      (6,618,827)        (828,162)

Income tax benefit (expense)                                         841,000          736,000        2,456,000          172,000
                                                                ------------     ------------     ------------     ------------

Net income (loss) from continuing operations                      (1,692,387)      (1,459,700)      (4,162,827)        (656,162)

Discontinued operations, net of tax                                 (168,125)        (472,235)      (1,455,753)      (1,053,770)
                                                                ------------     ------------     ------------     ------------

Net income (loss)                                               $ (1,860,512)    $ (1,931,935)    $ (5,618,580)    $ (1,709,932)
                                                                ============     ============     ============     ============
Net income (loss) from continuing operations
  per share-diluted                                             $      (0.34)    $      (0.29)    $      (0.83)    $      (0.13)
Net income (loss) per share-diluted                             $      (0.37)    $      (0.39)    $      (1.12)    $      (0.34)

Weighted average common shares outstanding -
  diluted                                                          5,012,205        4,959,259        5,011,572        4,958,438

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                                      December 31,    December 31,
                                                                          2003            2002
                                                                      ------------    ------------
                                 ASSETS

Current assets:
     Cash and cash equivalents                                        $  3,623,550    $  3,969,515
     Accounts receivable                                                 1,289,492       2,064,463
     Notes receivable                                                      146,000         100,000
     Prepaid expenses and other current assets                           1,142,032         975,432
     Refundable income taxes                                               975,316       1,574,776
     Costs and estimated earnings in excess of
        billings on uncompleted contracts                                1,232,481       1,479,101
     Assets held for sale - other brands                                10,603,160              --
     Assets held for sale - AmeriHost hotels                            28,162,442              --
                                                                      ------------    ------------

               Total current assets                                     47,174,473      10,163,287

Investments in and advances to unconsolidated
        hotel joint ventures                                             3,309,344       4,291,504

Property and equipment, net                                             39,553,879      99,611,340

Notes receivable, less current portion                                     867,500         782,083

Deferred income taxes                                                    6,071,000       2,427,000

Other assets, net                                                        2,737,217       2,658,500
                                                                      ------------    ------------

                                                                      $ 99,713,413    $119,933,714
                                                                      ============    ============

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                 $  2,768,402    $  3,965,028
     Bank line-of-credit                                                 3,850,000       6,384,287
     Accrued expenses and other current liabilities                      3,781,341       4,771,000
     Current portion of long-term debt                                   1,195,050       4,038,301
     Liabilities of assets held for sale - other brands                  9,585,492              --
     Liabilities of assets held for sale - AmeriHost Inns               28,540,561              --
                                                                      ------------    ------------
          Total current liabilities                                     49,720,846      19,158,616

Long-term debt, net of current portion                                  26,513,398      72,203,688

Deferred income                                                         11,361,927      10,867,418

Minority interests                                                         329,819         333,888

Shareholders' equity                                                    11,787,423      17,370,104
                                                                      ------------    ------------

                                                                      $ 99,713,413    $119,933,714
                                                                      ============    ============